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                                                                     EXHIBIT 3.1

                          COMMONWEALTH OF PUERTO RICO
                        CERTIFICATE OF INCORPORATION OF
                             DORAL PROPERTIES, INC.


         The undersigned, for the purpose of organizing a corporation under the General Corporations Law of 1995 of the Commonwealth of Puerto Rico (the "General Corporations Law"), does execute this Certificate of Incorporation and does hereby certify as follows:

         FIRST: The name of this corporation is: Doral Properties, Inc. (hereinafter referred to as the "Corporation").

         SECOND: The physical and mailing address of the corporation's designated office in the Commonwealth of Puerto Rico is: 1159 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920. The Resident Agent at such office is Zoila Levis.

         THIRD: The Corporation is organized for the purpose of transacting any and all lawful business and engaging in any lawful act or activity for which corporations may be organized under the General Corporations Law. The Corporation is to be carried on for pecuniary profit.

         FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is 10,000 shares of common stock and the par value of each such share is $0.01.

         FIFTH: The name and mailing and physical address of the sole incorporator of the Corporation is:

                               Amneriz E. Veloso
                              Banco Popular Center
                            209 Munoz Rivera Avenue
                                   Suite 1901
                          San Juan, Puerto Rico 00918

         SIXTH: The following provisions are included for the further definition, and not in limitation, of the powers of the Corporation and of its directors and stockholders:


         1. The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner


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                  provided in, the by-laws. Election of directors need not be by written ballot unless the by-laws so require.

         2. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of its surplus or net profits; and to fix the times for the declaration and payment of dividends.

         3. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of a director's interest, or for any other reason.

         4. In addition to the powers and authorities hereinbefore or by law expressly conferred upon the directors of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and deeds as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the Commonwealth of Puerto Rico, this certificate, and any by-laws from time to time adopted by the stockholders; provided, however, that no by-laws so adopted shall invalidate any prior act of the directors which would have been valid if such by-laws had not been adopted.


         SEVENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for


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monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporations Law, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such amendment, modification or repeal.

         EIGHTH: The Corporation shall, to the full extent permitted by Article
4.08 of the General Corporations Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto under the circumstances and in the manner provided therein.

         NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

         TENTH: The existence of the Corporation shall commence on the date in which this Certificate of Incorporation is filed with the Department of State of the Commonwealth of Puerto Rico.

         The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporations Law, hereby swears that the facts herein stated are true, this 21st day of July, 1999.


                               /s/ Amneriz E. Veloso
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                               Amneriz E. Veloso